UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 7, 2010
AMERICAN INTERNATIONAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-8787 (Commission File Number)	13-2592361 (IRS Employer Identification No.)
70 Pine Street
New York, New York 10270
(Address of principal executive offices)
Registrant’s telephone number, including area code: (212) 770-7000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.
     As of March 7, 2010, American International Group, Inc. (“AIG”) and ALICO Holdings LLC (“Seller”) entered into a definitive agreement (the “Stock Purchase Agreement”) with MetLife, Inc. (“MetLife”) for the sale of American Life Insurance Company (“ALICO”) by Seller to MetLife, and the sale of Delaware American Life Insurance Company by AIG to MetLife, for approximately $15.5 billion, including $6.8 billion in cash and the remainder in equity securities of MetLife, subject to closing adjustments.
     The cash portion of the consideration from this sale will be paid to the Federal Reserve Bank of New York (“FRBNY”) to reduce the liquidation preference of a portion of the preferred interests owned by the FRBNY in the Seller, a special purpose vehicle formed by AIG and the FRBNY to hold the equity of ALICO. Upon the closing of this sale to MetLife, the Seller will receive and pay to the FRBNY approximately $6.8 billion in cash, and the Seller will hold the remainder of the transaction consideration, consisting of 78,239,712 shares of MetLife common stock, 6,857,000 shares of newly issued participating preferred stock convertible into 68,570,000 shares of common stock upon the approval of MetLife shareholders, and 40,000,000 equity units of MetLife with an aggregate stated value of $3 billion.
     Each of the equity units will initially consist of an ownership interest in three series of 3% non-cumulative junior preferred stock of MetLife and stock purchase contracts with an aggregate stated amount of $75 per unit, which entitle the holder to receive deferrable 2% contract payments. The stock purchase contracts, which have a weighted average life of approximately three years, obligate the holder of an equity unit to purchase, and obligate MetLife to sell, a variable number of shares of MetLife common stock that will be determined at the closing under the Stock Purchase Agreement (a minimum of 67,764,000 shares and a maximum of 84,696,000 shares in the aggregate for all equity units, subject to anti-dilution adjustments).
     At closing, the equity units will be placed in escrow as collateral to secure the payment of indemnity obligations owed by the Seller to MetLife under the Stock Purchase Agreement and other transaction agreements. The escrow collateral will be released to the Seller over a 30 month period, to the extent not used to make indemnity payments or to secure pending indemnity claims submitted by MetLife. The Seller has customary indemnification obligations with respect to breaches of representations, warranties and covenants, as well as various special indemnity obligations with respect to losses arising from certain known circumstances, including losses with respect to obtaining certain governmental approvals, obtaining certain contractual consents, certain litigation and regulatory matters and certain tax matters. To the extent that the Seller does not have sufficient assets to satisfy its indemnification obligations, AIG will provide cash or other liquid assets to enable Seller to meet such obligations.
     AIG will vote the MetLife common stock received in proportion to other MetLife shareholders. The Seller intends to monetize the MetLife securities over time, subject to market conditions, following the lapse of agreed-upon minimum holding periods required pursuant to the escrow arrangements as well as pursuant to an Investor Rights Agreement, among MetLife, Seller and AIG, to be entered into at the closing of the Stock Purchase Agreement in substantially the form attached to the Stock Purchase Agreement (“Investor Rights Agreement”). The Seller will apply the cash proceeds from any monetization to pay the remainder of the liquidation preference of the preferred interests held by the FRBNY in the Seller, and thereafter the cash proceeds will be used by the Seller and AIG to repay the outstanding balance of the lending commitment under the Credit Agreement, dated as of September 22, 2008, between AIG and the FRBNY.
     The consummation of the Stock Purchase Agreement is subject to certain conditions, including: (i) obtaining the requisite regulatory and antitrust approvals; (ii) ALICO having a minimum total adjusted capital to risk-based capital ratio of at least 400 percent at closing; and (iii) other customary conditions.
     The material termination provisions under the Stock Purchase Agreement allow termination (i) by Seller or MetLife in the event that the closing has not occurred by January 10, 2011, unless the sole reason closing has not occurred is that one or more required regulatory approvals have not been obtained, in which case either party can extend such date until July 10, 2011 (“End Date”); (ii) by the Seller or MetLife if there has been a material breach of any representation or warranty, covenant or agreement of the other party such that one or more of the conditions to closing are not capable of being fulfilled prior to the End Date or within 60 days of the notice of such breach, if capable of being cured, but not so cured; and (iii) any governmental order from specified governmental authorities restraining, prohibiting or making illegal the transactions contemplated by the Stock Purchase Agreement.
     AIG is assessing the financial statement effects of the transaction, including the timing and recognition of gain or loss on the sale. In addition, as previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2009, AIG is assessing the recoverability of goodwill in its Foreign Life Insurance & Retirement Services — Japan & Other reporting unit.

     The descriptions of the Stock Purchase Agreement and the exhibits thereto, including the Investor Rights Agreement, contained herein are qualified in their entirety by reference to the Stock Purchase Agreement, which is attached as Exhibit 2.1 and incorporated in its entirety into this Item 1.01 by reference.
     Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits.

2.1	Stock Purchase Agreement, dated as of March 7, 2010, among American International Group, Inc., ALICO Holdings LLC and MetLife, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)
Date: March 11, 2010	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Secretary

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of March 7, 2010, among American International Group, Inc., ALICO Holdings LLC and MetLife, Inc.